Exhibit 10.41

SEPARATION AND GENERAL RELEASE AGREEMENT

Reference is hereby made to that certain employment agreement between Wayne Levin (“Executive”) and Lions Gate Entertainment Inc. dated as of November 13, 2015 by and between the Company and Executive (the “Employment Agreement”).
Lions Gate Entertainment Inc., its parents, affiliates and subsidiaries (collectively referred to as “Company”) and Executive agree that:
1.Last Day. Executive resigned from employment with the Company effective November 14, 2017 (the “Separation Date”). Executive irrevocably resigns as an officer, employee, director, manager and in each and every other capacity with the Company and each of its parents, subsidiaries and affiliates effective on the Separation Date. The Company confirms that such resignations are accepted. Executive agrees that he currently holds no such position.

2.    Effective Date. This Separation and General Release Agreement (the “Agreement”) shall become effective on the date the Company receives this Agreement signed by Executive, provided that it is signed and delivered to the Company on or before twenty-one (21) days after the Company provided Executive with the Agreement. For the avoidance of doubt, Executive shall not execute this Agreement prior to the Separation Date.

3.    Consideration. In consideration for signing this Agreement and compliance with the promises made herein, Company agrees to the following:

a.
Company shall pay to Executive an amount in cash equal to fifty percent (50%) of the amount of his Base Salary (as defined in the Employment Agreement) that he would have been entitled to receive from the Company for the period commencing on the day after the Separation Date and ending on March 31, 2020 had his employment with the Company continued through such period, less lawful and customary deductions, which represents severance pay. Said payment shall be made within ten (10) business days following the expiration of the revocation period provided in Section 9 of this Agreement (and in all events no later than December 31, 2017).

b.
Executive acknowledges that he shall have the option to convert and continue Executive’s health insurance after the Separation Date, as may be required or authorized by law under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the California Continuation Benefits Replacement Act of 1997 (“Cal-COBRA”), as amended. If Executive opts to so convert and continue Executive’s health insurance, Company shall for 28 months pay the monthly COBRA premiums (18 months) and Cal-COBRA premiums (10 months) for said converted and continued health insurance that it paid for Executive’s health insurance at the time Executive’s employment with Company terminated. Except as provided in this Agreement (and as controlled by COBRA and Cal-COBRA), from and after the Separation Date, Executive shall not be entitled to participate in or accrue any other payments or benefits under any employee benefit plan of Company. The Company’s obligation to pay for premiums pursuant to this Section 3(b) does not apply to any coverage that the Company is not required to offer Executive pursuant to applicable law and is in all events subject to the Company’s ability to comply with applicable law and provide such benefit without resulting in adverse tax consequences to the plan particpants.

c.
Each installment of the outstanding and unvested time-based and performance-based restricted stock units (“RSUs”) and time-based and performance-based non-qualified stock options (“Options”) granted to Executive pursuant to Sections 5(a) and 5(b) of the Employment Agreement that is scheduled to vest within the period of twelve (12) months following the Separation Date shall accelerate and become fully vested on the Separation Date; and (ii) fifty percent (50%) of each installment of the outstanding and unvested RSUs and Options that is scheduled to vest within the period commencing twelve (12) months following the Separation Date and ending twenty-four (24) months following the Separation Date shall accelerate and become fully vested on the Separation Date. Any and all remaining outstanding and unvested RSUs and Options that are not vested after giving effect to such acceleration provisions shall terminate as of the Separation Date, and Executive shall have no further rights with respect thereto.

d.
To the extent that the Company determines Executive is eligible for a prorated discretionary performance bonus for the Company’s 2018 fiscal year, Company shall pay such an amount, yet to be determined, less lawful and customary deductions. Any such bonus will be paid no later than June 15, 2018, so long as Executive has not breached the terms and conditions of this Agreement on or prior to such bonus payment date.

e.	Executive shall be reimbursed for any approved, unreimbursed business expenses incurred prior to the Separation Date so long as appropriate receipts and/or documentation have been provided to Company.
The severance benefits provided above in this Section 3 (other than the greater period of health benefit coverage provided in Section 3(b)) are the severance benefits provided in Sections 5(c), 7(a)(v) and 7(a)(vii) of the Employment Agreement.
4.    No Consideration Absent Execution of this Agreement. Executive understands and agrees that he would not receive the benefits specified in Section 3 above, except for his execution of this Agreement and the fulfillment of the promises contained herein.
5.    Release by Executive. Executive, on his own behalf and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue the Company, its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive’s employment or any other relationship with or interest in the Company or the termination thereof, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of this Agreement set forth below, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, California Labor Code Section 132a, the California Family Rights Act, or any other federal, state or local law, regulation, ordinance, constitution or common law (collectively, the “Claims”); provided, however, that the foregoing release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) any equity-based awards previously granted by the Company to Executive, to the extent that such awards continue after the termination of Executive’s employment with the Company in accordance with the applicable terms of such awards (including as set forth in the Employment Agreement); (2) any right to indemnification that Executive may have pursuant to the Company’s bylaws, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to his service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (3) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (4) any rights to continued medical and dental coverage that Executive may have under COBRA; (5) any rights to payment of benefits that Executive may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended; or (6) any deferred compensation or supplemental retirement benefits that Executive may be entitled to under a nonqualified deferred compensation or supplemental retirement plan of the Company. In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. Notwithstanding anything to the contrary herein, nothing in this Agreement prohibits Executive from filing a charge with or participating in an investigation conducted by any state or federal government agencies. However, Executive does waive, to the maximum extent permitted by law, the right to receive any monetary or other recovery, should any agency or any other person pursue any claims on Executive’s behalf arising out of any claim released pursuant to this Agreement. For clarity, and as required by law, such waiver does not prevent Executive from accepting a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended. Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.
6.    Acknowledgement of Payment of Wages. Except for salary for the current pay period, Executive acknowledges that he has received all amounts owed for his regular and usual salary (including, but not limited to, any bonus (other than any bonus that is to be paid at a later date pursuant to Section 3(d) above), severance, or other wages), and usual benefits through the date of this Agreement and that all payments due to Executive from the Company after the Separation Date shall be determined under this Agreement.
7.    Waiver of Civil Code Section 1542. This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified. Accordingly, Executive hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code and any similar provision of any other applicable state law as to the Claims. Section 1542 of the California Civil Code provides:
“A GENERAL RELEASE DOES NOT EXTEND TO A CLAIM WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
Executive acknowledges that he later may discover claims, demands, causes of action or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.
8.    ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which have arisen on or before the date of execution of this Agreement. Executive further expressly acknowledges and agrees that:
(i)In return for this Agreement, he will receive consideration beyond that which he was already entitled to receive before entering into this Agreement;
(ii)He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;
(iii)He was given a copy of this Agreement on November 8, 2017 and informed that he had twenty-one (21) days within which to consider this Agreement and that if he wished to execute this Agreement prior to expiration of such 21-day period, he will have done so voluntarily and with full knowledge that he is waiving his right to have twenty-one (21) days to consider this Agreement; and that such twenty-one (21) day period to consider this Agreement would not and will not be re-started or extended based on any changes, whether material or immaterial, that are or were made to this Agreement in such twenty-one (21) day period after he received it; and
(iv)Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.
9.     Revocation. Executive may revoke this Agreement for a period of seven (7) calendar days following the day he executes this Agreement. Any revocation within this period must be submitted, in writing, to the Company’s Human Resources department and state, “I hereby revoke my acceptance of our Separation and General Release Agreement.” The revocation must be personally delivered to the Human Resources department, or mailed to the Human Resources department and postmarked within seven (7) calendar days of execution of this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired and a fully executed copy of this Agreement has been received by the Human Resources department. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which Executive was employed at the time of his last day of employment, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.
10.    No Transferred Claims. Executive represents and warrants to the Company that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.
11.    Cooperation. Following the Separation Date, Executive will not be required to perform any services for Company except: (a) as is necessary to cooperate with and assist Company as requested in the orderly transition of duties, including but not limited to, answering Company's questions on an ongoing basis as Company may reasonably require; and (b) to assist and cooperate (including, but not limited to, testifying or providing information to Company) in the investigation and handling of any actual or threatened court action, arbitration or other proceeding involving any matter that arose during the period of Executive’s employment; provided, however, that the Company will advance any expenses Executive reasonably incurs in connection with any such cooperation (including, without limitation, any travel, legal or other out-of-pocket expenses incurred at the Company’s direction). Furthermore, any such cooperation will be scheduled, to the greatest extent possible, so as not to interfere with Executive’s then personal or professional obligations.
12.    Arbitration and Equitable Relief. Any non-time barred, legally actionable controversy or claim arising out of or relating to this Agreement, its enforcement, arbitrability or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other non-time barred, legally actionable controversy or claim arising out of or relating to Executive’s relationship or association with the Company or termination of the same, including, without limiting the generality of the foregoing, any alleged violation of state or federal statute, common law or constitution, shall be submitted to individual, final and binding arbitration, to be held in Los Angeles, before a single arbitrator selected from JAMS, in accordance with the then-current JAMS Arbitration Rules and Procedures, as modified by the terms and conditions in this Section (which may be found at www.jamsadr.com under the Rules/Clauses tab). The parties will select the arbitrator by mutual agreement or, if the parties cannot agree, then by striking from a list of qualified arbitrators supplied by JAMS. Final resolution of any dispute through arbitration may include any remedy or relief that is provided for through any applicable state or federal statutes, or common law. Statutes of limitations shall be the same as would applicable were the action to be brought in court. The arbitrator selected pursuant to this Agreement may order such discovery as is necessary for a full and fair exploration of the issues and dispute, consistent with the expedited nature of arbitration. At the conclusion of the arbitration the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based. Any award or relief granted by the arbitrator under this Agreement shall be final and binding on the parties to this Agreement and may be enforced by any court of competent jurisdiction. The Company will pay those arbitration costs that are unique to arbitration, including the arbitrator’s fee (recognizing that each side bears its own deposition, witness, expert and attorneys’ fees and other expenses to the same extent as if the matter were being heard in court). If, however, any party prevails on a statutory claim, which affords the prevailing party attorneys’ fees and costs, then the arbitrator may award reasonable fees and costs to the prevailing party. The arbitrator may not award attorneys’ fees to a party that would not otherwise be entitled to such an award under the applicable statute. The arbitrator shall resolve any dispute as to the reasonableness of any fee or cost. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury or a court in any action or proceeding brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or Executive’s relationship or association with the Company.
13.    Enforcement. In the event of a party’s material breach of this Agreement, the non-breaching party may initiate action in arbitration seeking any and all appropriate sanctions, damages, and remedies, including, but not limited to, injunctive or other equitable relief, damages, attorneys’ fees, costs and interest. In any such action in arbitration, the prevailing party shall be entitled to recovery of reasonable attorneys’ fees.
14.    Medicare Recital and Indemnification. Executive does hereby represent and warrant to the Company that Executive is not a current recipient of Social Security Disability benefits, that Executive has not applied for Social Security Disability benefits, and that Executive has no knowledge of Medicare, or any other governmental entity, paying for any medical treatment relating to any claim arising out of or released by this Agreement. Executive agrees to fully defend, indemnify and hold harmless Releasees and each of them from payment of medical liens, bills, interest and/or penalties that may be or are required of them, associated with any and all claims released under this Agreement, whether or not such liens, bills, interest and/or penalties are being asserted against payments made under this Agreement.

15.    Non-Admission of Wrongdoing. This Agreement constitutes a compromise and settlement of any and all potential disputed claims. The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any potential claims; or (b) an acknowledgement or admission by the Company of any fault or liability whatsoever to Executive or any third party.
16.    Succession. This Agreement shall inure to the benefit of and be binding upon Executive and his heirs, executors, administrators, successors, and assigns. This Agreement shall inure to the benefit of Company and the other Releasees and be binding upon Company and its successors and assigns.
17.    Miscellaneous. The following provisions shall apply for purposes of this Agreement:
(a)    Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.
(b)    Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.
(c)    Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.
(d)    Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.
(e)    Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.
(f)    Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

(h)    Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.
18.    Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior obligation of Company to Executive.. Executive acknowledges that he has not relied on any representations, promises, or agreements of any kind made to his in connection with his decision to accept this Agreement, except for those set forth in this Agreement.

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The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.
EXECUTED this ________ day of ________ 2017, at Los Angeles County, California.
“EXECUTIVE”

Wayne Levin

EXECUTED this ___ day of ____________ 2017, at Los Angeles County, California.

“COMPANY”

Lions Gate Entertainment Inc.

By:
[NAME]
[TITLE]